Exhibit 97.1
POWERSCHOOL HOLDINGS, INC.
CLAWBACK POLICY

The Board of Directors (the “Board”) of PowerSchool Holdings, Inc. (the “Company”) has adopted this Clawback Policy (the “Policy”) in accordance with Section 303A.14 of the Listed Company Manual of the New York Stock Exchange (“NYSE”) relating to erroneously awarded compensation (the “Clawback Rules”), promulgated pursuant to the final rules adopted by the Securities and Exchange Commission (the “SEC”) enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act’).

This Policy provides for the recovery by the Company, in the event of a Recovery Trigger (as defined below), of certain incentive-based compensation received by certain current and former executive officers, as further specified in this Policy. This Policy supersedes and replaces in its entirety the Company’s Clawback Policy, previously adopted in July 2021.

Administration; Interpretation. The Nominating and Compensation Committee of the Board (the “Committee”) will administer and interpret this Policy consistent with the Clawback Rules and applicable laws and regulations and shall make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Committee will be final, binding and conclusive on all affected individuals. For the avoidance of doubt, any director who is a Covered Individual (as defined below) under this Policy may not participate in discussions related to, or vote on, any potential recovery of their Incentive-Based Compensation (as defined below) under this Policy. To the extent this Policy conflicts or is inconsistent with the Clawback Rules, the Clawback Rules shall govern. In no event is this Policy intended to be broader than, or require recoupment in addition to, that required pursuant to the Clawback Rules.

Statement of Policy. Following the occurrence of a Recovery Trigger, the Company will reasonably promptly recover the Erroneously Awarded Compensation (as defined below) from the applicable Covered Individual(s), except as in accordance with this Policy.

Definitions.

Covered Individuals. The Policy is applicable to any current or former “executive officer” of the Company (as defined in Section 303A.14 of the NYSE Listed Company Manual) who Received (as defined below) the subject Incentive-Based Compensation (as defined below) after beginning service as an “executive officer” and who served as an executive officer at any time during the performance period (for that Incentive-Based Compensation) covered by the Recovery Period (as defined below) (together, “Covered Individuals”).

Erroneously Awarded Compensation. In the event of a Recovery Trigger, the Company will seek to recover from any applicable Covered Individual an amount of Incentive-Based Compensation received that exceeds the amount that otherwise would have been received by such Covered Individual had it been determined based on the restated amounts, computed without regard to any taxes paid (such excess amount, the “Erroneously Awarded Compensation”). For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, (A) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and (B) the Company will maintain documentation of that reasonable estimate and, if required by the NYSE, provide such documentation to the NYSE.

Incentive-Based Compensation. This Policy applies to any compensation that is paid, granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (“Incentive-Based Compensation”). A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such

Exhibit 97.1
measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

Compensation “Received”. Incentive-Based Compensation is deemed to have been “Received” by a Covered Individual in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the applicable award occurs after the end of that period. Notwithstanding anything to the contrary contained herein, the only compensation subject to this Policy is Incentive-Based Compensation “received” by Covered Individuals on or after October 2, 2023 and while the Company had a class of securities listed on a national securities exchange or a national securities association.

Recovery Period. The Policy will apply to Incentive-Based Compensation received during the three completed fiscal years immediately preceding the date on which a Recovery Trigger occurs (the “Recovery Period”). In addition to these last three completed fiscal years, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following such three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

Recovery Trigger for Accounting Restatements. A “Recovery Trigger” will have occurred upon the earlier to occur of: (i) the date the Board, the Audit Committee of the Board, or the officer or officers of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement (as defined below), or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. For the purposes of this Policy, an “Accounting Restatement” means a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

No-Fault Basis. This Policy applies on a no-fault basis. Incentive-Based Compensation is subject to recovery under this Policy even if the Accounting Restatement was not due to any misconduct or failure of oversight on the part of a Covered Individual.

Limited Exceptions to Recovery. The Company must recover Erroneously Awarded Compensation in compliance with this Policy, except to the extent that the conditions of paragraphs (c)(1)(iv)(A), (B) or (C) of Section 303A.14 of the NYSE Listed Company Manual are met and the Committee has made a determination that recovery would be impracticable.

Method of Recovery. The Committee shall determine, in its sole discretion, the manner in which any Erroneously Awarded Compensation shall be recovered, including, but not limited to the following: (1) seeking repayment from the Covered Individual; (2) reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity and other benefit plan, agreement, policy or arrangement maintained by the Company or any of its affiliates; (3) canceling any unvested or unpaid award (whether cash- or equity-based) previously granted to the Covered Individual; or (4) any combination of the foregoing.

Policy Relationship to Other Recoupment or Clawback Provisions. This Policy supplements any requirements imposed pursuant to applicable laws or regulations, any clawback or recovery provision in the Company’s other policies, plans, awards and individual employment or other agreements (including any recovery provisions in the Company’s equity incentive plans or award agreements), and any other rights or remedies available to the Company, including termination of employment. In the event that a

Exhibit 97.1
recovery is initiated under this Policy, amounts of Incentive-Based Compensation previously recovered by the Company from a Covered Individual pursuant to the Company’s other policies, plans, awards and individual employment or other agreements shall be considered so that recovery is not duplicative, provided that in the event of a conflict between any applicable clawback or recoupment provision, including this Policy, the right to clawback or recoupment shall be interpreted to result in the greatest clawback or recoupment from the Covered Individual.

Disclosure. The Company is required to file this Policy as an exhibit to its Form 10-K filed with the SEC and is also subject to the disclosure requirements of Item 402(w) of Regulation S-K, SEC Rule 10D-1 and Section 303A.14 of the NYSE Listed Company Manual, as applicable.

Amendment or Termination. The Board reserves the right to amend this Policy at any time and for any reason, subject to the Clawback Rules and applicable laws and regulations. To the extent that the Clawback Rules cease to be in force or cease to apply to the Company, this Policy shall also cease to be in force.

Indemnification. Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between a Covered Individual and the Company or any of its affiliates, no Covered Individual shall be entitled to indemnification from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Individual to fund potential obligations to the Company under this Policy; provided, however, that to the extent expense advancement or reimbursement is available to a Covered Individual, this Policy shall not serve to prohibit such advancement or reimbursement.

Successors. This Policy shall be binding and enforceable against all Covered Individuals and their successors, heirs, beneficiaries, executors, administrators or other legal or personal representatives.

Validity and Enforceability. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with Section 303A.14 of the NYSE Listed Company Manual, and any related rules or regulations promulgated by the SEC or the NYSE including any additional or new requirements that become effective after the Adoption Date.

Adopted by the Board of Directors on November 1, 2023 (the “Adoption Date”).

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